SETTLEMENT AGREEMENT No. 2

     This SETTLEMENT AGREEMENT NO. 2 ("Settlement Agreement") is made as of the 11th day of December, 2002, between Baxter Healthcare S.A. (as successor to Immuno International AG), Hertistrasse 2, CH-8304 Wallisellen, Switzerland, a Swiss corporation ("Baxter"), and Haemacure Corporation, 2001 University Avenue, Suite 430, Montreal, Canada H3A 2A6, a Canadian corporation ("Haemacure").

                                    RECITALS

     A. Haemacure has incurred certain revalidation costs and expenses in excess of U.S. $100,000 as a result of the receipt from Baxter of specifications for DIN/ISO vials in connection with the technology transfer from Baxter to BioProducts Laboratory (the "Vial Issue").

     B. Haemacure has also incurred certain costs and expenses in excess of U.K. 110,000 (pound) relating to the initial interpretation and investigation of the license requirements of the Vapor Heat Treatment Oven (the "VHT Oven Issue").

     C. Pursuant to Invoice #11395 dated July 26, 2002 (the "Feiba Invoice"), Baxter billed Haemacure $426,000 for Feiba product received by Haemacure.

     D. Haemacure has not paid any amounts pursuant to the Feiba Invoice.

     E. Certain disputes have arisen between the parties regarding the foregoing.

     F. Baxter and Haemacure desire to settle all disputes between them regarding these matters, make compromises and release all claims related to the Vial Issue, the VHT Oven Issue and the Feiba Invoice.

     G. This Settlement Agreement constitutes a compromise by the parties and is intended to be a final and complete settlement of all existing disputes between the parties related to the Vial Issue, the VHT Oven Issue and the Feiba Invoice as of the date of this Settlement Agreement.

                                    COVENANTS

     Accordingly, in full and complete settlement of all disputes described herein, the parties agree as follows:

1.   NOTE.
     ----

     Immediately upon its receipt of a fully-executed copy of this Settlement Agreement, Haemacure will execute the note attached hereto as Exhibit A, which is in the amount of Two Hundred-Eighty Nine, Five Hundred Forty Dollars ($289,540) (the "Note").

2.   RELEASE OF CLAIMS AGAINST BAXTER.
     --------------------------------

     Haemacure, on behalf of itself, its attorneys, administrators, successors, heirs and assigns, hereby fully and forever releases and discharges Baxter from all claims, demands, assessments, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities, in law, equity or otherwise, whether now known or unknown or which have ever existed or that may now exist as of the date of this Settlement Agreement, including any claims for attorneys' fees and costs, related solely to (i) the Vial Issue, (ii) the expenses and costs incurred by Haemacure in 2001 and 2002 investigating the VHT Oven Issue, and any (iii) costs, fees or interest penalties of Haemacure relating to the Feiba Invoice.

3.   RELEASE OF CLAIMS AGAINST HAEMACURE.
     -----------------------------------

     Baxter, on behalf of itself, its attorneys, administrators, successors, heirs and assigns, hereby fully and forever releases and discharges Haemacure from all claims, demands, assessments, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities, of whatever kind or nature, in law, equity or otherwise, whether now known or unknown or which have ever existed or that may now exist, including any claims for attorneys' fees and costs, in any way related to (i) the Vial Issue, (ii) the expenses and costs incurred by Baxter in 2001 and 2002 investigating the VHT Oven Issue, and any
(iii) costs, fees or interest penalties of Haemacure relating to the Feiba Invoice.

4.   SEVERABILITY.
     ------------

     If any provision of this Settlement Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and this Settlement Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision never comprised a part of this Settlement Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Settlement Agreement a provision similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

5.   AMENDMENT.
     ---------

     This Settlement Agreement may be amended only by a written instrument signed by both Haemacure and Baxter.

6.   COUNTERPARTS.
     ------------

     This Settlement Agreement may be executed in on or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7.   SUCCESSORS AND ASSIGNS.
     ----------------------

     This Settlement Agreement shall inure to the benefit of, and shall be binding upon, the respective legal representatives, successors and assigns of each of the parties.

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

8.   ENTIRE AGREEMENT.
     ----------------

     This Settlement Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and all other written or oral agreements relating to the subject matter hereof are hereby superseded.

9.   GOVERNING LAW.
     -------------

     THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN.

     IN WITNESS WHEREOF, the parties have executed this Settlement Agreement to be effective as of the date first above written.

BAXTER HEALTHCARE S.A.                 HAEMACURE CORPORATION


By: /s/ Gregory T. Bosch               By: /s/ Wayne G. Johnson
   ---------------------------------       -------------------------------
    Name:  Gregory T. Bosch              Name:  Wayne G. Johnson
    Title: Vice President and            Title: Executive Vice President and
           General Manager,                     Chief Operating Officer
           BioSurgery Business



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